Exhibit 2.1

AMENDMENT NO. 1 TO
AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amendment No. 1, dated as of December 31, 2023 (this “Amendment”), is entered into by and between HCM ACQUISITION CORP., a Cayman Islands exempted company incorporated with limited liability (“HCM”), and MURANO PV, S.A. DE C.V., a Mexican corporation (the “Company”, and together with HCM, each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, the Parties are party to that certain Amended and Restated Business Combination Agreement, dated as of August 2, 2023 (together with the Company Disclosure Letter and the HCM Disclosure Letter and all Exhibits thereto, the “Agreement”), by and among HCM, the Company, Elías Sacal Cababie, an individual, ES Agrupación, S.A. de C.V., a Mexican corporation, Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey, a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, MPV Investment B.V., a private limited liability company under Dutch law, and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability;

WHEREAS, Section 11.11 of the Agreement provides that the Parties may amend or modify the Agreement, in whole or in part, by a duly authorized agreement in writing that is executed by each of the Parties and makes reference to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement solely for the purposes of making the changes described herein.

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement (as amended hereby).

2.	Amendments to Agreement. The Agreement is hereby amended and modified by

(i)	deleting the 22nd recital therein in its entirety and replacing it with the following:

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) and certain other Persons who own HCM Class A Ordinary Shares, HCM Class B Ordinary Shares and HCM Private Placement Warrants as of the date hereof (collectively with the Sponsor, the “Sponsor Parties”) have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) transfer prior to the Effective Time 1,250,000 HCM Class A Ordinary Shares held by the Sponsor as of immediately prior to Closing to certain Persons as set forth and pursuant to in the Sponsor Support Agreement and (iii) immediately prior to the Effective Time, forfeit and surrender, and/or cause the forfeiture and surrender, to HCM, for no consideration, all outstanding HCM Private Placement Warrants held by the Sponsor as of immediately prior to Closing;

(ii)	deleting Section 2.5(c) of the Agreement in its entirety and replacing it with the following:

On the Closing Date, concurrently with the Effective Time, PubCo shall pay or cause to be paid by wire transfer of immediately available funds, (i) the accrued and unpaid HCM Transaction Expenses as set forth on the written statement to be delivered to the Company pursuant to Section 8.7 and (ii) the accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to HCM pursuant to Section 8.7; provided, that any HCM Transaction Expenses and Transaction Expenses not paid on the Closing Date shall be paid as agreed between HCM and the Company and; provided, further, that any accrued and unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of any Group Company shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll;

(iii)	deleting Section 6.9(a) of the Agreement in its entirety and replacing it with the following:

the board of directors of PubCo shall consist of seven directors, to initially consist of:

(i) the individuals set forth on Section 6.9(a) of the Company Disclosure Letter; and

(ii) one director to be nominated by the Sponsor prior to filing of the Proxy Statement;

in each case, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Effective Time;

(iv)	deleting Section 10.1(i) of the Agreement in its entirety and replacing it with the following:

by the Company or HCM if the Closing Date has not occurred by June 30, 2024 (the “Agreement End Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 10.1(i) if such party’s breach of this Agreement has prevented the consummation of the Closing Date at or prior to such time; and

(v)	replacing the Form of Lock-Up Agreement, attached to the Agreement as Exhibit B thereto, in its entirety, with the Form of Lock-Up Agreement attached hereto as Exhibit A.

3.	Miscellaneous.

(a)
Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect.  This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein.  Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as set forth in this Amendment as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement.  This Amendment and the Agreement shall each be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.  If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control.  References in the Agreement to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(b)
The Parties shall at their own expense cooperate with the reasonable requests of the other Party and perform any further act so reasonably requested (including executing and delivering such documents or instruments as may be reasonably requested by the other) to give effect to the transactions contemplated by this Amendment.

(c)
Sections 11.2 (Waiver), 11.3 (Notices), 11.4 (Assignment), 11.6 (Expenses), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.11 (Amendments), 11.12 (Publicity), 11.13 (Severability), and 11.14 (Consent to Jurisdiction and Service of Process; Waiver of Jury Trial) of the Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective duly authorized signatories as of the day and year first written above.

HCM ACQUISITION CORP

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

MURANO PV, S.A. DE C.V.

By:	/s/ Elías Sacal Cababié
Name:	Elías Sacal Cababié
Title:	Attorney-at-Law

(Signature page to Amendment No. 1 to A&R BCA)

Exhibit A
Form of Lock-Up Agreement

See attached.

(Exhibit A – Form of Lock-Up Agreement)

EXHIBIT B
FORM OF LOCK-UP AGREEMENT

[MONTH] [DAY], 2024

Murano Global Investments Limited
[ADDRESS]

Re:	Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (the “Lock-Up Agreement”) is being delivered pursuant to that certain Amended and Restated Business Combination Agreement dated as of August 2, 2023 (as it may be further amended or supplemented from time to time, the “Agreement”), by and among HCM Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, MURANO PV, S.A. de C.V., a Mexican corporation, Elías Sacal Cababie, an individual, ES Agrupación, S.A. de C.V., a Mexican corporation, Murano Global Investments Limited, a company incorporated under the laws of the Bailiwick of Jersey (“PubCo”), Murano Global B.V., a Dutch private limited company, MPV Investments B.V., a Dutch private limited company, and Murano Global Cayman, a Cayman Islands exempted company incorporated with limited liability, which is a direct wholly-owned subsidiary of PubCo. Capitalized terms used herein and not otherwise defined herein shall have such meanings as set forth in the Agreement.

As of the consummation of the transactions contemplated by the Agreement, the undersigned (“Holder”) shall be, the owner of record, or beneficially of, certain ordinary shares of PubCo, [of no par value] (“PubCo Shares”, including any shares convertible or exercisable of or for the PubCo Ordinary Shares). PubCo and the Holder are collectively referred to herein as the “Parties” and individually as a “Party.”

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and PubCo agree as follows:

1. Except as otherwise set forth in this letter agreement or with the prior written consent of PubCo, Holder shall not Transfer any PubCo Shares until the earliest of (a) two years after the Closing, (b) the date on which the last sale price of PubCo Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (c) the date on which PubCo completes a liquidation, merger, share exchange or other similar transaction that results in all public shareholders of PubCo having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”). “Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

2. Notwithstanding Paragraph 1, Holder shall be permitted to Transfer certain of Holder’s PubCo Shares during the Lock-Up Period as follows:

(a) as a bona fide gift or charitable contribution;

(b) by will or intestate succession to a legal representative, heir, beneficiary or a member of the immediate family (as defined below) of Holder;

(c) to limited partners, co-investors, members, beneficiaries (or the estates thereof) or stockholders of Holder;

(d) to any immediate family of Holder (“immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(e) to any trust for the direct or indirect benefit of Holder or the immediate family of Holder, so long as Holder or such immediate family of Holder retains control of such trust;

(f) to any corporation, partnership, limited liability company, trust or other entity that controls, or is controlled by or is under common control with, Holder or the immediate family of Holder;

(g) by operation of law, such as pursuant to a qualified domestic order, court order or an order of a regulatory agency, divorce settlement, divorce decree or separation agreement; or

(h) pursuant to a bona fide third party tender offer, merger, consolidation, equity purchase or other similar transaction or series of related transactions involving a change of control of PubCo (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which Holder may agree to Transfer PubCo Shares in connection with such transaction or series of related transactions, or vote any PubCo Shares in favor of such transaction or series of related transactions); provided, that in the event such transaction or series of related transactions is not completed, the PubCo Shares shall remain subject to the restrictions contained in this letter agreement;

provided, that any such Transfer pursuant to the above clauses shall not involve a disposition for value; provided, further, with respect to any such Transfer above, (1) each donee, trustee, distributee, or transferee, as the case may be, shall execute a joinder to this letter agreement evidencing such donee’s, trustee’s, distributee’s, or transferee’s agreement to become a party hereto and be bound by and subject to the terms and provisions of this letter agreement to the same effect, and (2) no filing by any party under the Exchange Act or other public announcement shall be made (including voluntarily) in connection with such Transfer except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a Governmental Authority or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

3. In addition, the restrictions in Paragraph 1 shall not apply to:

(a) as permitted by applicable law, any pledge by Holder of up to 15,000,000 PubCo Shares in the aggregate (a “Pledge”), in support of any bona fide financing with an unrelated party, which does not involve a plan or purpose to effect any Transfer of those PubCo Shares (other than a Pledge);

(b) the exercise (including by net or cashless exercise) of stock options granted pursuant to PubCo’s equity incentive plans or warrants or any other securities existing as of the date hereof, which securities are convertible into or exchangeable or exercisable for PubCo Shares; provided, that such restrictions shall apply to any shares of PubCo Shares issued upon such exercise, exchange or conversion;

(c) the Transfer or surrender to PubCo of any PubCo Shares to cover tax withholdings upon a vesting event or settlement, as applicable, of any equity award under any of PubCo’s equity incentive plans; provided, that the underlying PubCo Shares shall continue to be subject to the restrictions set forth in this letter agreement;

(d) the Transfer of any PubCo Shares purchased or received by Holder, including on the open market, following the date hereof;
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(e) Transfer of PubCo Shares to PubCo pursuant to any contractual arrangement that provides PubCo with an option to repurchase such shares in effect at the Effective Time in connection with the termination of Holder’s employment with PubCo (or any of its Subsidiaries), as applicable; and

(f) the establishment or modification of any contract, instruction or plan (a “Plan”), if permitted by PubCo (such permission not to be unreasonably withheld, conditioned, delayed or applied asymmetrically to Holder as compared to any other employee of PubCo), that satisfies all of the applicable requirements of Rule 10b5-1 of the Exchange Act; provided that the securities subject to the Plan may not be sold until the end of the Lock-Up Period (except to the extent otherwise allowed hereunder).

4. If any Transfer is made or attempted contrary to the provisions of this letter agreement, such purported Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the applicable PubCo Shares as one of its equity holders for any purpose.

5. To the extent that PubCo provides consent or notice to any holder of PubCo Shares (or securities exercisable for PubCo Shares) who is party to any lock-up agreement entered into in connection with the transactions contemplated by the Agreement that it will waive the restrictions on Transfer for all or any portion of such holder’s PubCo Shares, then PubCo agrees to simultaneously waive the restrictions on Transfer under this Agreement for the same percentage of Holder’s PubCo Shares (e.g., if PubCo waived the restrictions on Transfer for 10% of any other holder’s PubCo Shares, then PubCo would waive the restrictions on Transfer for 10% of Holder’s PubCo Shares). PubCo will provide prompt written notice of any waiver pursuant to this Paragraph 5 to Holder (and in any event, in advance of the effective time of such waiver). Notwithstanding the foregoing, this Paragraph 5 shall not apply to: (i) any waivers pursuant to Paragraph 1 for reasons of a personal emergency or hardship affecting any holder as determined by the Board of Directors of PubCo in good faith or (ii) any waivers of the lock-up provisions in the bylaws of PubCo.

6. During the Lock-Up Period, each certificate (if any) or book-entry evidencing any PubCo Shares owned by Holder shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2024, BY AND AMONG MURANO GLOBAL INVESTMENTS LIMITED (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

7. This letter agreement shall be effective upon Closing and shall terminate on the date on which the Lock-Up Period ends.

8. Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of PubCo Shares except in compliance with the foregoing restrictions.

9. THIS LETTER AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by PubCo and Holder. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
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11. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties hereto. Any attempted assignment of this letter agreement not in accordance with the terms of this Paragraph 11 shall be null and void ab initio.

12. This letter agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this letter agreement. Nothing in this letter agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

13. Sections 1.3 (Construction), 11.8 (Headings; Counterparts), 11.13 (Severability), 11.14 (Consent to Jurisdiction and Service of Process; Waiver of Jury Trial) and 11.15 (Enforcement) of the Agreement are incorporated herein by reference and shall apply to this letter agreement, mutatis mutandis.

[Signature Pages Follow]
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Very truly yours,

HOLDER:

[ ]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed:

PUBCO:

MURANO GLOBAL INVESTMENTS LIMITED

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]